UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Weave Communications, Inc.

(Name of Issuer)

Common stock, $0.00001 par value per share

(Title of Class of Securities)

94724R108

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 94724R108

1.	Names of Reporting Persons Pelion Ventures VI, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 4,535,789 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 4,535,789 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,535,789 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.5% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by Pelion Ventures VI, L.P. (“Fund VI”), Pelion Ventures VI-A, L.P. (“Fund VI-A”), Pelion Venture Partners VI, L.L.C. (“GP VI”), Pelion Ventures VII L.P. (“Fund VII”), Pelion Ventures VII-A L.P. (“Fund VII-A”), Pelion Ventures VII-Entrepreneurs Fund, L.P. (“Fund VII-E”), Pelion Venture Partners VII, L.L.C. (“GP VII”) and Blake G. Modersitzki (“Modersitzki” and, with Fund VI, Fund VI-A, GP VI, Fund VII, Fund VII-A, Fund VII-E and GP VII, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Shares are held directly by Fund VI. GP VI is the general partner of Fund VI. Modersitzki, as the Managing Member of GP VI, shares voting and investment authority over these shares.

(3)	This percentage is calculated based upon 69,474,011 shares of common stock outstanding as of November 3, 2023, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 94724R108

1.	Names of Reporting Persons Pelion Ventures VI-A, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 310,138 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 310,138 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 310,138 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.4% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Shares are held directly by Fund VI-A. GP VI is the general partner of Fund VI-A. Modersitzki, as the Managing Member of GP VI, shares voting and investment authority over these shares.

(3)	This percentage is calculated based upon 69,474,011 shares of common stock outstanding as of November 3, 2023, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 94724R108

1.	Names of Reporting Persons Pelion Venture Partners VI, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 4,845,927 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 4,845,927 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,845,927 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.0% (3)

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,535,789 shares held directly by Fund VI and (ii) 310,138 shares held directly by Fund VI-A. GP VI is the general partner of each of Fund VI and Fund VI-A. Modersitzki, as the Managing Member of GP VI, shares voting and investment authority over these shares.

(3)	This percentage is calculated based upon 69,474,011 shares of common stock outstanding as of November 3, 2023, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 94724R108

1.	Names of Reporting Persons Pelion Ventures VII L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 530,529 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 530,529 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 530,529 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.8% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Shares are held directly by Fund VII. GP VII is the general partner of Fund VII. Modersitzki, as the Managing Member of GP VII, shares voting and investment authority over these shares.

(3)	This percentage is calculated based upon 69,474,011 shares of common stock outstanding as of November 3, 2023, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 94724R108

1.	Names of Reporting Persons Pelion Ventures VII-A, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 109,323 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 109,323 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 109,323 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Shares are held directly by Fund VII-A. GP VII is the general partner of Fund VII-A. Modersitzki, as the Managing Member of GP VII, shares voting and investment authority over these shares.

(3)	This percentage is calculated based upon 69,474,011 shares of common stock outstanding as of November 3, 2023, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 94724R108

1.	Names of Reporting Persons Pelion Ventures VII-Entrepreneurs Fund, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 59,592 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 59,592 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 59,592 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Shares are held directly by Fund VII-E. GP VII is the general partner of Fund VII-E. Modersitzki, as the Managing Member of GP VII, shares voting and investment authority over these shares.

(3)	This percentage is calculated based upon 69,474,011 shares of common stock outstanding as of November 3, 2023, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 94724R108

1.	Names of Reporting Persons Pelion Venture Partners VII, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 699,444 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 699,444 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 699,444 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.0% (3)

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 530,529 shares held directly by Fund VII; (ii) 109,323 shares held directly by Fund VII-A; and (iii) 59,592 shares held directly by Fund VII-E. GP VII is the general partner of each of Fund VII, Fund VII-A and Fund VII-E. Modersitzki, as the Managing Member of GP VII, shares voting and investment authority over these shares.

(3)	This percentage is calculated based upon 69,474,011 shares of common stock outstanding as of November 3, 2023, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

CUSIP No. 94724R108

1.	Names of Reporting Persons Blake G. Modersitzki

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 67,358 shares

	6.	Shared Voting Power 5,545,371 shares (2)

	7.	Sole Dispositive Power 67,358 shares

	8.	Shared Dispositive Power 5,545,371 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,612,729 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.1% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,535,789 shares held directly by Fund VI; (ii) 310,138 shares held directly by Fund VI-A; (iii) 530,529 shares held directly by Fund VII; (iv) 109,323 shares held directly by Fund VII-A; and (v) 59,592 shares held directly by Fund VII-E. GP VI is the general partner of each of Fund VI and Fund VI-A, and GP VII is the general partner of each of Fund VII, Fund VII-A and Fund VII-E. Modersitzki, as the Managing Member of GP VI and GP VII, shares voting and investment authority over these shares.

(3)	This percentage is calculated based upon 69,474,011 shares of common stock outstanding as of November 3, 2023, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

Item 1.
(a)	Name of Issuer Weave Communications, Inc.

(b)	Address of Issuer’s Principal Executive Offices 1331 West Powell Way Lehi, Utah 84043

Item 2.
(a)

Name of Person Filing

Pelion Ventures VI, L.P. (“Fund VI”)

Pelion Ventures VI-A, L.P. (“Fund VI-A”)

Pelion Venture Partners VI, L.L.C. (“GP VI”)

Pelion Ventures VII L.P. (“Fund VII”)

Pelion Ventures VII-A, L.P. (“Fund VII-A”)

Pelion Ventures VII-Entrepreneurs Fund, L.P. (“Fund VII-E”)

Pelion Venture Partners VII, L.L.C. (“GP VII”)

Blake G. Modersitzki (“Modersitzki”)

(b)	Address of Principal Business Office or, if none, Residence c/o Pelion Venture Partners 14761 S. Future Way, Suite 500 Salt Lake City, UT 84020

(c)	Citizenship
	Entities:	Fund VI	-	Delaware
		Fund VI-A	-	Delaware
		GP VI	-	Delaware
		Fund VII	-	Delaware
		Fund VII-A	-	Delaware
		Fund VII-E	-	Delaware
		GP VII	-	Delaware

	Individual:	Modersitzki	-	United States of America

	(d)	Title of Class of Securities Common Stock, $0.00001 par value (“Common Stock”)

	(e)	CUSIP Number 94724R108

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership

The following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1 is provided as of December 31, 2023.

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (6)
Fund VI (1)	4,535,789		4,535,789		4,535,789	4,535,789	6.5%
Fund VI-A (2)	310,138		310,138		310,138	310,138	0.4%
GP VI (1) (2)			4,845,927		4,845,927	4,845,927	7.0%
Fund VII (3)	530,529		530,529		530,529	530,529	0.8%
Fund VII-A (4)	109,323		109,323		109,323	109,323	0.2%
Fund VII-E (5)	59,592		59,592		59,592	59,592	0.1%
GP VII (3)(4)(5)			699,444		699,444	699,444	1.0%
Modersitzki (1)(2)(3)(4)(5)	67,358	67,358	5,545,371	67,358	5,545,371	5,612,729	8.1%

(1)	Includes 4,535,789 shares are held directly by Fund VI. GP VI is the general partner of Fund VI. Modersitzki, as the Managing Member of GP VI, shares voting and investment authority over these shares.
(2)	Includes 310,138 shares are held directly by Fund VI-A. GP VI is the general partner of Fund VI. Modersitzki, as the Managing Member of GP VI, shares voting and investment authority over these shares.
(3)	Includes 530.529 shares held directly by Fund VII. GP VII is the general partner of Fund VII. Modersitzki, as the Managing Member of GP VII, shares voting and investment authority over these shares.
(4)	Includes 109,323 shares held directly by Fund VII-A. GP VII is the general partner of Fund VII-A. Modersitzki, as the Managing Member of GP VII, shares voting and investment authority over these shares.
(5)	Includes 59,592 shares held direclty by Fund VII-E. GP VII is the general partner of Fund VII-E. GP Modersitzki, as the Managing Member of GP VII, shares voting and investment authority over these shares.
(6)	This percentage is calculated based upon 69,474,011 shares of common stock outstanding as of November 3, 2023, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable

Item 8.	Identification and Classification of Members of the Group

Not applicable

Item 9.	Notice of Dissolution of Group

Not applicable

Item 10.	Certification

Not applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 31, 2024

Pelion Ventures VI, L.P.

By:	Pelion Venture Partners VI, L.L.C.
its	General Partner

By:	/s/ Blake G. Modersitzki
Name: Blake G. Modersitzki
Title: Managing Member

Pelion Ventures VI-A, L.P.

By:	Pelion Venture Partners VI, L.L.C.
its	General Partner

By:	/s/ Blake G. Modersitzki
Name: Blake G. Modersitzki
Title: Managing Member

Pelion Venture Partners VI, L.L.C.

By:	/s/ Blake G. Modersitzki
Name: Blake G. Modersitzki
Title: Managing Member

Pelion Ventures VII L.P.

By:	Pelion Venture Partners VII, L.L.C.
its	General Partner

By:	/s/ Blake G. Modersitzki
Name: Blake G. Modersitzki
Title: Managing Member

Pelion Ventures VII-A, L.P.

By:	Pelion Venture Partners VII, L.L.C.
its	General Partner

By:	/s/ Blake G. Modersitzki
Name: Blake G. Modersitzki
Title: Managing Member

Pelion Ventures VII-Entrepreneurs Fund, L.P.

By:	Pelion Venture Partners VII, L.L.C.
its	General Partner

By:	/s/ Blake G. Modersitzki
Name: Blake G. Modersitzki
Title: Managing Member

Pelion Venture Partners VII, L.L.C.

By:	/s/ Blake G. Modersitzki
Name: Blake G. Modersitzki
Title: Managing Member

/s/ Blake G. Modersitzki
Blake G. Modersitzki

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).